EXHIBIT 21
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SUBSIDIARIES OF HUDSON FOODS, INC.
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1. Hudson Development Company, Inc., an Arkansas corporation.

2. Hudson Foods Foreign Sales, Inc., incorporated under the laws of the U.S. Virgin Islands.

3. Hudson Foods Poland, Sp. zo.o., a Polish limited liability company.

4. Hudson Midwest Foods, Inc., a Nebraska corporation.

5. Hudson Foods, JSC, a Russian joint stock company.

6. Meat Products Exports, Inc., incorporated under the laws of the U.S. Virgin Islands.